Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ENCORE BANCSHARES, INC.,

CADENCE BANCORP, LLC

and

EMS SUB I, INC.

___________________________

Dated as of March 5, 2012

___________________________

i

table of contents

(continued)

table of contents

(continued)

Exhibit A:            Form of Voting and Support Agreement

INDEX OF DEFINED TERMS

	Section		Section
Acquisition Proposal	6.8(a)	Energy Bank	3.1(a)
Advisory Client	3.25(c)	Energy Reports	Article III
Advisory Contract	3.25(b)	Environmental Laws	3.18(a)
Advisory Entity	3.25(a)	ERISA	3.11(a)
Affiliate	3.24	ERISA Affiliate	9.9
Agreement	Preamble	Exchange Agent	2.1
Alternative Transaction	6.8(b)	Exchange Agent Agreement	2.1
Balance Sheet	9.9	Exchange Fund	2.1
Balance Sheet Date	9.9	FDIC	3.1(a)
BHC Act	3.1(a)	Federal Reserve	3.4
Business Day	9.9	Form ADV	3.25(e)
Cancelled Shares	1.7(c)	GAAP	9.9
Certificate of Merger	1.2	Governmental Entity	3.4
Certificates	2.2(a)	Holders	2.2(a)
Claim	6.7(a)	HSR Act	4.3
Closing	1.3	Indemnified Party	6.7(a)
Closing Date	1.3	Insurance Amount	6.7(c)
Code	2.2(c)	Intellectual Property	3.21(c)
Company	Preamble	Investment Advisers Act	3.25(d)
Company Benefit Plans	3.11(a)	Law/Laws	9.9
Company Articles of Incorporation	3.1(a)	Knowledge	9.9
Company Board Recommendation	6.3(b)	Leased Premises	3.20(a)
Company Bylaws	3.1(a)	Letter of Transmittal	2.2(a)
Company Common Stock	1.7(b)	Loan	3.23(a)
Company Intellectual Property	3.21(a)	Material Adverse Effect	9.9
Company Options	1.8(a)	Material Contract	3.14(a)
Company Policies	3.19	Merger	Recitals
Company Preferred Stock	1.7(f)	Merger Consideration	1.7(b)
Company Regulatory Agreement	3.15	Merger Sub	Preamble
Company Restricted Shares	1.8(b)	Multiemployer Plan	3.11(g)
Company Shareholders Meeting	6.3(b)	Multi Employer Plan	3.11(g)
Company Stock Plans	9.9	OCC	3.5
Company Subsidiaries	3.1(b)	OREO	3.18(a)
Company Subsidiary	3.1(b)	Owned Real Property	3.20(a)
Confidentiality Agreement	9.9	Parent	Preamble
Controlled Group Liability	9.9	Parent LLC Interests	1.7(a)
Corporate Entity	9.9	Parent Material Adverse Effect	9.9
CRA	3.13(c)	party/parties	9.9
Derivative Transactions	3.17	Permitted Encumbrances	3.20(a)
Disclosure Schedule	9.9	Person	9.9
Dissenting Shareholders	1.7(e)	Proxy Statement	6.3(a)
Dissenting Shares	1.7(e)	Qualified Plans	3.11(e)
Effective Time	1.2	Real Property Leases	3.20(a)
End Date	9.9	Regulatory Agencies	3.5

INDEX OF DEFINED TERMS

	Section		Section
Regulatory Approvals	6.1(a)	TARP Warrant	3.2
Reports	3.5	Tax	9.9
Representative	6.8(a)	Tax Return	9.9
Requisite Shareholder Approval	3.3(a)	Taxes	9.9
SEC	Article III	TBOC	Recitals
Securities Act	3.2	Termination Fee	8.3(a)
Subsidiary	3.1(b)	Texas Courts	9.7(b)
Superior Proposal	6.3(b)	Voting and Support Agreement(s)	Recitals
Surviving Corporation	Recitals	Voting Debt	3.2
Surviving Corporation Preferred Stock	1.7(f)

v

agreement and plan of merger

Agreement and Plan of Merger (“Agreement”), dated as of March 5, 2012, by and among Cadence Bancorp, LLC, a Delaware limited liability company (“Parent”), EMS Sub I, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Encore Bancshares, Inc., a Texas corporation (“Company”).

RECITALS

A.   WHEREAS, the parties intend that Merger Sub merge with and into Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, with Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

B.   WHEREAS, the board of directors of Company has (i) determined that it is advisable and in the best interests of Company and the shareholders of Company for Company to enter into this Agreement with Parent and Merger Sub, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger) in accordance with the Texas Business Organizations Code (the “TBOC”) and (iii) adopted a resolution recommending that this Agreement and the transactions contemplated hereby (including the Merger) be approved by the shareholders of Company;

C.   WHEREAS, (i) the respective boards of directors of Parent and Merger Sub has each determined that it is advisable and in the best interests of Parent and Merger Sub and their respective holders of limited liability company interests and of common shares to enter into this Agreement, and the board of directors of each of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby (including the Merger) and (ii) Parent, in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby (including the Merger);

D.   WHEREAS, certain shareholders of Company have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and, collectively, the “Voting and Support Agreements”) in connection with the Merger; and

E.    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

Article I
THE MERGER

1.1              The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the TBOC, at the Effective Time, Merger Sub shall merge with and into Company.  Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Texas.  As of the Effective Time, the separate corporate existence of Merger Sub shall cease.

1.2              Effective Time.  The Merger shall become effective when the certificate of merger (the “Certificate of Merger”) is filed with and accepted for filing by the Secretary of State of the State of Texas on the Closing Date, or at such later date or time as may be agreed by Parent and Company and specified in the Certificate of Merger in accordance with the TBOC (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

1.3              Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but in all cases subject to the satisfaction thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

1.4              Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.5              Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Corporation’s certificate of formation and bylaws.

1.6              Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the TBOC.

1.7              Conversion of Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the holder of any of the following securities:

(a)                No Effect on Parent Equity.  Each limited liability company interest of Parent (the “Parent LLC Interests”) outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b)               Conversion of Company Common Stock.  Each share of the common stock, par value $1.00 of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Dissenting Shares) shall, subject to Section 1.7(e), be converted into the right to receive $20.62 in cash without interest, subject to adjustment in accordance with Section 1.7(d) (the “Merger Consideration”):

(c)                Cancellation of Certain Shares of Company Stock.  All shares of Company Common Stock that are owned directly by Parent, Merger Sub or Company (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Parent or Company in respect of a debt previously contracted) and any shares of Company Common Stock that are treasury shares shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(d)               Adjustments to Prevent Dilution.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(e)                Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.356 of the TBOC (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 10.356 of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10.366 of the TBOC and this Section 1.7(e)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the TBOC.  If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.7(b), without any interest thereon.  Company shall give Parent (i) prompt notice of any written notices to exercise dissenter’s rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC.  Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.1 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

(f)                Company Preferred Stock.  Each share of Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, with a liquidation value of $1,000 per share, of Company (“Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of preferred stock of the Surviving Corporation which shall be designated as Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share, with a liquidation value of $1,000 per share, of the Surviving Corporation (“Surviving Corporation Preferred Stock”), that shall entitle holders thereof to dividends from the date of issuance of such Surviving Corporation Preferred Stock on terms that are equivalent to the terms of the Company Preferred Stock, and that shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Company Preferred Stock immediately prior to the Effective Time, taken as a whole.

(g)               Warrants.  Each warrant to purchase shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall become exercisable solely for the right to receive the Merger Consideration that the Company Common Stock issuable upon exercise of such warrant immediately prior to the Effective Time would have been entitled to receive at the Effective Time.

1.8              Company Options and Other Equity-Based Awards of Company.

(a)                Company Options.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock granted under the Company Stock Plans that is outstanding (whether or not vested) immediately prior to the Effective Time (collectively, the “Company Options”) shall automatically be cancelled at the Effective Time and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, less applicable tax withholding.

(b)               Company Restricted Shares.  As of the Effective Time, each restricted share of Company Common Stock granted under a Company Stock Plan that is outstanding (whether or not vested) immediately prior to the Effective Time (collectively, the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, fully vest and be treated as an outstanding share of Company Common Stock under this Agreement, less applicable tax withholding.

(c)                Prior to the Effective Time, the board of directors of Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 1.8.

Article II
DELIVERY OF MERGER CONSIDERATION

2.1              Deposit of Merger Consideration.  Promptly after the Effective Time, Parent shall deposit with a bank or trust company selected by Parent and reasonably acceptable to Company (the “Exchange Agent”) pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”)  immediately available funds equal to the aggregate Merger Consideration (collectively, the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration for exchange in accordance with this Agreement.

2.2              Delivery of Merger Consideration.

(a)                As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (collectively, the “Holders”) of certificates representing shares of Company Common Stock (“Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration upon surrender of such Certificate.

(b)               Upon surrender to the Exchange Agent of its Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s).  Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration upon surrender of such Certificate in accordance with, and any dividends or distributions to which such Holder is entitled pursuant to, this Article II.

(c)                In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from the Merger Consideration and any other cash amounts otherwise payable pursuant to this Agreement to any Holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided that any transfer or other similar Taxes payable in connection with the Merger (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a Person other than the registered Holder of the Company Common Stock with respect to which such payment is made) shall be borne and paid by Parent and Merger Sub.  To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and paid over to the applicable Tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(d)               After the Effective Time, there shall be no transfers on the stock transfer books of Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.7 and the procedures set forth in this Article II.

(e)                Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the first anniversary of the Effective Time shall be paid to Parent; provided  that to the extent at any time prior to such first anniversary any portion of the Exchange Fund that remains unclaimed would have to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws, the Exchange Agent shall  first notify Parent and, at Parent’s option, such portion shall instead be paid to Parent.  Any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, without any interest thereon.  None of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)                In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(g)               Subject to the terms of the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Company shareholder with the procedures and instructions set forth herein and therein and (ii) the method of payment of the Merger Consideration.

(h)               In the case of outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to Article I and Article II as are necessary or appropriate to implement the same purpose and effect that Article I and Article II have with respect to shares of Company Common Stock that are represented by Certificates.

Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as described in the required reports, forms, schedules, registration statements and other documents filed with the Securities and Exchange Commission (the “SEC”) since December 31, 2009 but prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive or forward-looking in nature) (the “Encore Reports”) or (b) as set forth in the applicable section of the Disclosure Schedule (it being understood that any information disclosed pursuant to any section or subsection of the Disclosure Schedule shall be deemed to be included in any other section where such disclosure would reasonably appear on its face to be an applicable disclosure or qualification thereunder, whether or not repeated or cross-referenced under such section), the Company hereby represents to Parent and Merger Sub as follows:

3.1              Corporate Organization.

(a)                Company is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Encore Bank, N.A. (“Encore Bank”) is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  The deposit accounts of Encore Bank are insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by Encore Bank when due.  Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.  Each of Company and Encore Bank has the requisite corporate power and authority to own or lease and operate all of its respective properties and assets and to carry on its respective business as it is now being conducted.  Each of Company and Encore Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  True and complete copies of the Articles of Incorporation of Company (the “Company Articles of Incorporation”) and bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available to Parent.  Company is not in violation of any of the provisions of the Company Articles of Incorporation or Company Bylaws.

(b)               Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of Company (each, a “Company Subsidiary” and collectively the “Company Subsidiaries”).   Except for its interests in the Company Subsidiaries, Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, “Subsidiary” shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

3.2              Capitalization.  The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock.  As of the date of this Agreement, there are (a) 11,858,649 shares of Company Common Stock issued and outstanding (excluding 87,216 treasury shares), (b) 385,150 shares of Company Common Stock reserved for issuance upon the exercise of Company Options, (c) 32,914 shares of Company Preferred Stock issued and outstanding and (d) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote of Company are issued or outstanding.  Other than a warrant to purchase 364,026 shares of Company Common Stock at an exercise price of $14.01 per share, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Company, or otherwise obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), any such securities.  Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of Company.  Section 3.2 of the Disclosure Schedule sets forth for each Company Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Company Option, and the number of shares of Company Common Stock that are currently exercisable and the exercise price per share.  Section 3.2 of the Disclosure Schedule sets forth for each Company Restricted Share award, the name of the grantee, the date of the grant, the type of grant and the number of shares of Company Common Stock granted pursuant to each Company Restricted Share award.  Other than the Company Options or Company Restricted Shares, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.  Section 3.2 of the Disclosure Schedule sets forth a true, correct and complete listing of each outstanding series of trust preferred and subordinated debt securities of Company and certain information with respect thereto, including the holders of such securities as of the date of this Agreement, and all such information is accurate and complete to the Knowledge of Company.

3.3              Authority; No Violation.

(a)                Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the board of directors of Company, the board of directors of Company has determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Company and its shareholders and has adopted a resolution recommending that this Agreement by approved by Company’s shareholders, and all necessary corporate action in respect thereof on the part of Company has been taken, subject to the approval of this Agreement and the transactions contemplated herein (including the Merger) by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Requisite Shareholder Approval”).  This Agreement has been duly and validly executed and delivered by Company.  Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)               Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or Company Bylaws or (ii) assuming that the consents and approvals referred to in Sections 3.3(a) and 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.4              Consents and Approvals.  Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the TBOC and (d) the filing of any required applications, filings or notices with any applicable state insurance regulatory authorities, and approval of or non-objection to such applications, filings and notices, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a “Governmental Entity”) are required to be made or obtained by Company or any of its Subsidiaries in connection with (i) the execution and delivery by Company of this Agreement or (ii) the consummation of the transactions contemplated hereby.

3.5              Reports.  Company and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2010 (“Reports”) with (a) the Federal Reserve, (b) the SEC (Reports filed or furnished with the SEC, “SEC Reports”), (c) the Office of the Comptroller of the Currency and (d) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries (the agencies and authorities identified in clauses (a) through (d), inclusive, are, collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, be material to Company and its Subsidiaries, taken as a whole.  Any such Report regarding Company filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content, and in the case of the SEC Reports filed with the SEC, such SEC Reports did not, as of the date of filing thereof, contain any contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Company, examination or investigation by, any Regulatory Agency into the business or operations of Company or any of its Subsidiaries.

3.6              Financial Statements.

(a)                The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including all related notes and schedules) included or incorporated by reference in the SEC Reports filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) or accepted accounting procedures pursuant to regulatory requirements, as applicable, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(b)               Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Company and its Subsidiaries.  Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.  Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2009, Company has not experienced or effected any material change in internal control over financial reporting.

(c)                Since December 31, 2009, (i) neither Company nor any of its Subsidiaries nor, to the Knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2009, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of Company, no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2009, by Company or any of its officers, directors, employees or agents to the board of directors of Company or any committee thereof or to any director or officer of Company.

(d)               The books and records kept by Company and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

(e)                Neither Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in Company’s or such Subsidiary’s financial statements.

3.7              Undisclosed Liabilities.  Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that would not, individually or in the aggregate, have a Material Adverse Effect, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

3.8              Absence of Certain Changes or Events.  Since the Balance Sheet Date, (a) Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; and (b)  there has not been any Material Adverse Effect.

3.9              Legal Proceedings.  As of the date hereof, except as set forth in Section 3.9 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries.  As of the date hereof, there is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries.

3.10          Taxes and Tax Returns.  Except as has not had and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                Company and each of its Subsidiaries has (i) duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and (ii) duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (including Taxes that the Company or any of its Subsidiary are or were required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party), except in each case of clause (i) or (ii) with respect to matters contested in good faith by appropriate proceedings or for which adequate reserves, in accordance with GAAP, are reflected in the Company Financial Statements.

(b)               No jurisdiction where Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)                No Liens for Taxes exist with respect to any of the assets of Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)               There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of Company or any of its Subsidiaries.

(e)                There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to Company and any of its Subsidiaries, which waiver or extension is currently in effect.

(f)                Neither Company nor any of its Subsidiaries has participated in any listed transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(g)               Neither Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, or indemnity agreements that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

(h)               Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(i)                 Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(j)                 Neither Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

(k)               No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to Company or any of its Subsidiaries.

3.11            Employee Benefit Plans.

(a)                Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates  is a party or that are maintained, contributed to or sponsored by Company or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b)               Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable):  (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the most recent plan year, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS, (vii) all amendments, modifications or material supplements to any Company Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan.  Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no material amendments to any Company Benefit Plans that have been adopted or approved.

(c)                Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)               Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (i) materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and (ii) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Department of the Treasury and the IRS.

(e)                Section 3.11(e) of the Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)                No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has Company or any of its Subsidiaries or ERISA Affiliates maintained an employee benefit plan subject to Title IV of ERISA at any time during the six years prior to the date hereof.

(g)               (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the six years prior to the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has at any time during the six years prior to the date hereof incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(h)               Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of Company or any of its Subsidiaries under a Company Benefit Plan, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)                 There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k)               There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Knowledge of Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans, in each case, which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation (the “PBGC”), the United States Department of the Treasury, the United States Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of Company, threatened.

3.12            Labor Matters.

(a)                There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

(b)               Neither Company nor any of its Subsidiaries is currently or at any time since January 1, 2010 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.  Each of Company and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices.  Except as would not result in any material liability to Company or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

3.13          Compliance with Applicable Law.

(a)                Company and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not have a Material Adverse Effect, and neither Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not have a Material Adverse Effect.

(b)               Except as would not have a Material Adverse Effect, Company and each of its Subsidiaries have properly administered all accounts for which Company or any of its Subsidiaries acts as a fiduciary, including accounts for which Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects.  None of Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would have a Material Adverse Effect.

(c)                Company and each insured depository Subsidiary of Company is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”  Neither Company nor any Company Subsidiary has been informed that its status as “well-capitalized” or “satisfactory” for CRA purposes will change within one year.

3.14          Material Contracts.

(a)                Except as set forth in Section 3.14(a) of the Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

                                                                 (i)                        with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice;

                                                               (ii)                        that upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Company, Parent, the Surviving Corporation or any of their respective Subsidiaries to any officer or employee of Company or any Subsidiary thereof;

                                                             (iii)                        that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed by Company on a Current Report on Form 8-K) to be performed in whole or in part after the date of this Agreement that has not been filed or incorporated by reference in the Reports filed prior to the date hereof;

                                                             (iv)                        that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of, or the manner of conducting, any line of business of Company or any of its Subsidiaries;

                                                               (v)                        that obligates Company or any of its Subsidiaries to conduct business with any third party on an exclusive or preferential basis,

                                                             (vi)                        that grants any right of first refusal or right of first offer or similar right; or

                                                           (vii)                        which is not of the type described in clauses (i) through (iv) above and which involved payments by, or to, Company or any of its Subsidiaries in fiscal year ended December 31, 2011, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2012, of more than $250,000 (other than pursuant to loans originated or purchased by Company and its Subsidiaries in the ordinary course of business consistent with past practice).

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) to which Company or any of its Subsidiaries is bound, whether or not set forth on Section 3.14(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.”

(b)               (i) Each Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto; (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has performed all obligations required to be performed by it to date under each Material Contract; and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of Company or any of its Subsidiaries or, to the Knowledge of Company, any other party thereto, under any such Material Contract.

3.15          Agreements with Regulatory Agencies.  Other than as set forth in Section 3.15 of the Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a “Company Regulatory Agreement”), nor does Company have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other Governmental Agency that could reasonably be expected to lead to the issuance of any such Company Regulatory Agreement.

3.16          Investment Securities.  Each of Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Company and its Subsidiaries.  Such securities are valued on the books of Company and its Subsidiaries in accordance with GAAP.

3.17          Derivative Instruments.  All Derivative Transactions, whether entered into for the account of Company or one of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, procedures employed by Company, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect.  Company and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Company and such Subsidiaries in accordance with GAAP.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18          Environmental Liability.

(a)                Each of Company and its Subsidiaries, and, to the Knowledge of Company, any property in which Company or any of its Subsidiaries holds a security interest (except for real property owned, held or managed by the Company or its Subsidiaries following foreclosure or the acceptance of a deed in lieu of foreclosure (“OREO”), is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“Environmental Laws”).

(b)               There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c)                Company is not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2010 assessing the presence of hazardous materials located on any property owned or leased by Company or any Company Subsidiary that is within the possession or control of Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19          Insurance.  Except with respect to OREO, Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Company and its Subsidiaries.  Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to Company and its Subsidiaries with respect to its business or that are otherwise maintained by or for Company or its Subsidiaries other than with respect to OREO (the “Company Policies”) and Company has provided true and complete copies of all such Company Policies to Parent.  Except as set forth in Section 3.19 of the Disclosure Schedule or would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, there is no claim for coverage by Company or any of its Subsidiaries pending under any of such Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Policies or in respect of which such underwriters have reserved their rights.  Each Company Policy is in full force and effect and all premiums payable by Company or its Subsidiaries have been timely paid, by Company or its Subsidiaries, as applicable.  Neither Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such Company Policies.

3.20          Title to Property.

(a)                Except as would not be material to Company, Company or one of its Subsidiaries (i) has good and marketable title to all real property reflected in the Balance Sheet as being owned by Company or one of its Subsidiaries other than OREO (“Owned Real Property”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, “Permitted Encumbrances”) and (ii) has good and marketable leasehold interests in all parcels of real property leased to Company reflected in the Balance Sheet (the “Leased Premises”), free and clear of all Liens of any nature created by Company or any of its Subsidiaries or, to the Knowledge of Company, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Real Property Leases”).  Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to the Knowledge of Company is the subject of a pending or contemplated taking which has not been consummated).

(b)               Except as set forth in Section 3.20(b) of the Disclosure Schedule, no Person other than Company and its Subsidiaries has (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.

(c)                Each of the Real Property Leases is valid and binding on Company or its applicable Subsidiary and is in full force and effect, without amendment and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or its Subsidiaries or, to the Knowledge of Company, with respect to the other parties thereto, and neither Company nor, to the Knowledge of Company, any other party thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.21          Intellectual Property.

(a)                Company and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by Company and its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by Company and its Subsidiaries.  For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefore, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

(b)               Neither Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of Company, neither Company nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of Company, no third party has interfered with, infringed upon, misappropriated or violated any Company Intellectual Property.  Except as set forth on Section 3.21(b) of the Disclosure Schedule, neither Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

3.22          Broker’s Fees.  Except for Sandler O’Neill & Partners, L.P., neither Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

3.23          Loans.

(a)                All loans and other extensions of credit (including commitments to extend credit) (each a “Loan”) as of the date hereof by Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable Laws.

(b)                Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of laws, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)               Section 3.23(d) of the Disclosure Schedule identifies (A) each Loan that as of January 31, 2012 had an outstanding balance and/or unfunded commitment of $250,000 or more and that as of such date (i) was contractually past due sixty (60) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Company, any of its Subsidiaries or the rules of any applicable regulatory authority, (iv) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) where a specific reserve allocation existed in connection therewith or (vi) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 and (B) each asset of Company or any of its Subsidiaries that as of January 31, 2012 had a book value of over $250,000 and that was classified as other real estate owned or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date.  For each Loan identified in response to clause (A) above, Section 3.23(d) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of January 31, 2012.

(e)                Each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except where the failure to do so would not have a Material Adverse Effect.  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Company and are complete and correct in all material respects.

3.24          Related Party Transactions.  Section 3.24 of the Disclosure Schedule identifies all agreements or arrangements between Company or any Company Subsidiary, on the one hand, and any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to the Knowledge of Company beneficially owns 5% or more of any class of equity securities of Company or any of its Subsidiaries) or Affiliate of Company (other than Company and its direct or indirect wholly owned Subsidiaries) is a party and Company or any Company Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

3.25          Investment Adviser Subsidiaries.

(a)                Except as would not have a Material Adverse Effect, each Company Subsidiary that provides investment management, investment advisory or sub-advisory services to any person (an “Advisory Entity”) (i) is currently operating in compliance with all Laws applicable to it or its business and (ii) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted.  As of the date hereof, except as would not have a Material Adverse Effect, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(b)               Each Advisory Entity has been and is in all material respects in compliance with each contract for services provided in its capacity as an Advisory Entity (an “Advisory Contract”) to which it is a party.

(c)                The accounts of each party to an Advisory Contract (other than the applicable Advisory Entity) or any other advisory client of Company and its Subsidiaries for purposes of the Investment Advisers Act (each an “Advisory Client”) subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d)               To the Knowledge of Company, none of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder (the “Investment Advisers Act ”)) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor.

(e)                Company has made available to Parent true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2010 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto filed with the SEC to the date hereof (each, a “Form ADV”).  The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time such statements were made.  Since January 1, 2010, each Advisory Entity has made available to each Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(f)                Company has made available to Parent true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2010 and the Advisory Entity’s responses thereto, if any.

3.26          Takeover Laws.  The board of directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

3.27          Approvals.  As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.28          Company Information.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Proxy Statement or any such supplement or amendment thereto is first mailed to the stockholders of Company or at the time the Company stockholders vote on the matters constituting the Requisite Shareholder Approval, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Company in this 3.28 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement or such other applications, notifications or other documents.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.29          Opinion of Financial Advisor.  Company has received the opinion of Sandler O’Neill & Partners, L.P., financial advisor to Company, to the effect that, as of the date of such opinion, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the applicable section of the Parent Disclosure Schedule (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and the Parent Disclosure Schedule where the relevance and applicability of such disclosure is reasonably apparent on its face), Parent and Merger Sub hereby represent to Company as follows:

4.1              Corporate Organization.  Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.  True and complete copies of the articles of incorporation and bylaws of Parent, as in effect as of the date of this Agreement, have previously been delivered by Parent to Company.  Parent is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

4.2              Authority; No Violation.

(a)                Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of Parent and Merger Sub.  No other corporate proceedings (including any approvals of Parent’s stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub.  Assuming due authorization, execution and delivery by Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)               Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.3              Consents and Approvals.  Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Texas pursuant to the TBOC and (d) if required, any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”),and the expiration or termination of any waiting periods thereunder, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

4.4              Broker’s Fees.  Except for Goldman, Sachs & Co., neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5              Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Purchaser.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.6              Financial Ability.  Parent will have as of the Closing Date sufficient funds available for it to pay the Merger Consideration as contemplated hereby and to satisfy all of its other obligations under this Agreement.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1              Conduct of Business of Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2              Forbearances of Company.  In furtherance and not in limitation of Section 5.1, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)                other than in the ordinary course of business consistent with past practice (i), create or incur any indebtedness for borrowed money, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)               (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to Company or any other direct or indirect wholly owned Company Subsidiary or (B) quarterly cash dividends on the Company Preferred Stock in accordance with the terms thereof with record and payment dates consistent with past practice, provided  that no quarterly dividend will be declared with respect to the quarter in which the Effective Time occurs unless the Effective Time is after the record date for such quarter) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of Company or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)                sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned Company Subsidiary, except in the ordinary course of business consistent with past practice to third parties who are not Affiliates of Company;

(d)               acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise or make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, except, in either case, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Company;

(e)                except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Company or any of its Subsidiaries in a manner that would result in any material increase in cost, (iii) increase the compensation or benefits payable to any employee, officer, director or consultant of Company or any of its Subsidiaries (other than any annual salary or wage increases in the ordinary course of business consistent with past practice of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to Company or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire or terminate the employment of any employee of Company or any of its Subsidiaries who has target annual compensation greater than $100,000;

(f)                  (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $150,000 individually or $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)                 (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by Company’s independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

(h)               make, change or revoke any material Tax election, file any material amended Tax Return,  settle or compromise any material liability for Taxes, or surrender any right to claim a refund of a material amount of Taxes, in each case, if such action would have an adverse effect on the Company and the Company Subsidiaries that is material;

(i)                 adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

(j)                 materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high-risk” securities under applicable regulatory pronouncements;

(k)               enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a), other than in the ordinary course of business consistent with past practice or pursuant to the terms of such contracts;

(l)                 except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business;

(m)             make, or commit to make, any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than as disclosed in Company’s capital expenditure budget set forth in Section 5.2(m) of the Disclosure Schedule;

(n)               open or close any branch office (or file any application to do so), or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(o)               foreclose upon or otherwise acquire any commercial real property in excess of $500,000 prior to receipt and authorization by Parent of a Phase I environmental review thereof;

(p)               establish any new Subsidiary;

(q)               fail to use commercially reasonable efforts to take any action that is required by any Company Regulatory Agreement;

(r)                   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law; or

(s)                agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

Article VI
ADDITIONAL AGREEMENTS

6.1              Regulatory Matters.

(a)                Each of Parent and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings (including, if required, notification under the HSR Act or any other antitrust or competition Law), to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.  Each of Parent and Company shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.

(b)               Subject to applicable Laws relating to the exchange of information, Parent and Company shall, upon request, furnish each other with all information concerning Parent, Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  Parent and Company shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(c)                Subject to applicable Law (including applicable Laws relating to the exchange of information), Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.   Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Parent and Company shall promptly furnish the other with copies of the nonconfidential portions of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Parent and Company shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information.  Any such disclosures may be made on an outside counsel-only basis to the extent required under applicable Law.

6.2              Access to Information.

(a)                Subject to the Confidentiality Agreement, Company agrees to provide Parent and its Representatives, from time to time prior to the Effective Time, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of Company and its Subsidiaries as Parent shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Company or its Subsidiaries; provided  that Company shall not be required to (or to cause any of its Subsidiaries to) provide such information or access to the extent that doing so would violate applicable Law or any contract or obligation of confidentiality owing to a third party or result in the loss of attorney-client privilege, in which case the parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements.

(b)               Parent and Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3              SEC Filings and Shareholder Approval.

(a)                Company shall as promptly as practicable prepare and file with the SEC a mutually acceptable proxy statement relating to the Company Shareholders Meeting (the “Proxy Statement”), (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonable practicable, prepare and file (after Parent has had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by applicable Law, (iv) use its commercially reasonable efforts to have cleared by the SEC, and will thereafter mail to its shareholders as promptly as reasonably practicable, the Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting.  The Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by Section 6.3(b), include the Company Board Recommendation.  Parent shall cooperate with Company in connection with the preparation and filing of the Proxy Statement, including furnishing Company upon request with any and all information regarding Parent, Merger Sub or their respective affiliates, the plans of such Persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth in the Company Proxy Statement under the Exchange Act or the rules and regulations promulgated thereunder.  Company shall provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.

(b)               Company shall take all action necessary in accordance with the TBOC and the Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”), and, except in the case of a withdrawal or modification of the Company Board Recommendation expressly permitted by this Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the Requisite Shareholder Approval thereat.  Except as expressly provided in the immediately following sentence, the board of directors of Company shall (i) recommend to its shareholders the approval of this Agreement and the transactions contemplated herein (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction.  The board of directors of Company shall be permitted (x) not to recommend to Company’s shareholders that they give the Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Parent the Company Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable Law if it failed to withdraw or modify the Company Board Recommendation, (B) after the third Business Day following delivery by Company to Parent of written notice advising Parent that the board of directors of Company intends to resolve to so withdraw or modify the Company Board Recommendation absent modification of the terms and conditions of this Agreement, which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof, and, include a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Parent during such three Business Day period (during which period Company has negotiated with Parent in good faith (to the extent Parent desires to negotiate) with respect to such adjustments), such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if Company has complied with its obligations set forth in this Section 6.3(b) and Section 6.8; provided, however, that following each and every material revision to such Superior Proposal, Company shall be required to deliver a new written notice to Parent in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b); provided, further, that (1) nothing in this Section 6.3(b) shall be interpreted to excuse Company and its board of directors from complying with its unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting and (2) Company shall not submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than the Merger.  Without limiting the foregoing, if the board of directors of the Company has withdrawn or modified the Company Board Recommendation as expressly permitted by this Section 6.3(b), then the board of directors of Company may submit this Agreement to Company’s shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Company may communicate the basis for its lack of a recommendation to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of Company Common Stock, on terms that the board of directors of Company determines in its good faith judgment (after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Parent to adjust the terms and conditions of this Agreement), including any break‑up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, and (y) is reasonably likely to receive all necessary regulatory approvals and be consummated.

6.4              Public Disclosure.  Parent and Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and Company.  Thereafter, Company and Parent will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, Company shall not issue any such press release or such other statement or comment without the prior approval of Parent (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

6.5              Employee Benefit Matters.

(a)                From the Closing Date through the first anniversary thereof, Parent shall provide or cause to be provided to employees who are actively employed by Company and its Subsidiaries on the Closing Date (collectively, the “Covered Employees”), while such Covered Employees continue in the employment of Parent or its subsidiaries, annual base salary, incentive compensation opportunities (other than any equity-based incentive compensation opportunities) and severance benefits that are at least equal to the Covered Employees’ annual base salaries, incentive compensation opportunities (other than any equity-based incentive compensation opportunities) and severance benefits as in effect immediately prior to the Effective Time (with respect to severance benefits under the Encore Bank Change in Control Severance Policy (HR-36) as reflected in the Company’s Employee Handbook (as amended in the manner set forth on Section 5.2(b) of the Disclosure Schedule)), and from and after the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans (other than defined benefit retirement plans to the extent that participation in such plans is not available to newly hired employees of Parent or its Subsidiaries as of the Closing Date) for the benefit of Covered Employees that provide employee benefits (other than defined benefit retirement benefits to the extent that such benefits are not available to newly hired employees of Parent or its Subsidiaries as of the Closing Date) that are the same as the employee benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than Company and its Subsidiaries), as applicable, on the Closing Date.

(b)               To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than Company or its Subsidiaries), Parent shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Parent or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided  that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Parent or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, Parent shall (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan (excluding any Company Benefit Plan) to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries (excluding any Company Benefit Plan).

(c)                Without limiting the generality of Section 9.11, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6              Additional Agreements.  Subject to the terms and conditions of this Agreement, each of Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

6.7              Indemnification; Directors’ and Officers’ Insurance.

(a)                From and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any of its Subsidiaries or who is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another Person (each an “Indemnified Party”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Company or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto.  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in their respective certificates or articles of incorporation or by-laws (or comparable organizational documents), and any existing indemnification agreements set forth in Section 6.7 of the Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or prior to the Effective Time or taken at the request of Parent, it  being  understood  that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of the Surviving Corporation.

(b)               From and after the Effective Time, Parent and the Surviving Corporation shall, to the same and fullest extent a Texas or Delaware corporation is permitted to indemnify its officers and directors by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Parent.

(c)                Parent shall cause the individuals serving as officers and directors of Company or any Subsidiary of Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Company (provided  that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided  that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Company (which current amount is set forth in Section 6.7(c) of the Disclosure Schedule) for such insurance (the “Insurance Amount”), provided,  further, that if Purchaser is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Purchaser shall obtain as much comparable insurance as is available for the Insurance Amount; provided,  further, that in lieu of the foregoing insurance coverage, Purchaser may direct Company to purchase a six-year prepaid “tail policy” that provides coverage no less favorable than the coverage described above; provided,  further, that if the annual premiums for such “tail” policy exceed the Insurance Amount, then Purchaser may direct Company to obtain a “tail” policy with the maximum coverage available for the Insurance Amount applied over the term of such policy.

(d)               The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

6.8              No Solicitation.

(a)                Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) Company shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement and (y) prior to receipt of the Required Shareholder Approval, the board of directors of Company determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if Company fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of Company would be in violation of its fiduciary duties under applicable Law, Company may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement, provided  that a copy of all such written information is simultaneously provided to Parent, and (B) participate in discussions regarding such Superior Proposal.

(b)               As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty-five (25) percent of the outstanding shares of Company Common Stock or outstanding voting power of the Company, or more than twenty-five (25) percent of the outstanding shares or voting power of any other series or class of capital stock of the Company that would be entitled to a class or series vote with respect to the Merger, whether from Company, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Company (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of Company or any of its Subsidiaries representing more than twenty-five (25) percent of the fair market value of all the assets, deposits, net revenues or net income of Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least seventy-five (75) percent of each of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

(c)                Company shall notify Parent promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person that has made, or to Company’s knowledge may be considering making, an Acquisition Proposal.  Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Company or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal.  Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(d)               Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing.  Company agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which Company or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(e)                Nothing contained in this Agreement shall prohibit the board of directors of Company from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Company Board Recommendation in a manner adverse to Parent unless the board of directors of Company expressly and concurrently reaffirms the Company Board Recommendation.

Article VII
CONDITIONS PRECEDENT

7.1              Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)                Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b)               Regulatory Approvals.  All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated.

(c)                No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2              Conditions to Obligations of Parent.  The obligation of Parent and Merger Sub to effect the Closing is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties.  (i)  Each of the representations and warranties of Company set forth in Section 3.2, Section 3.3(a) and Section 3.22 of the Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)               Performance of Obligations of Company.  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)                Officer’s Certificate.  Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3              Conditions to Obligations of Company.  The obligation of Company to effect the Closing is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties.  (i)  Each of the representations and warranties of Parent and Merger Sub set forth in Section 4.2(a) and Section 4.4 of the Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)               Performance of Obligations of Parent.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)                Officer’s Certificate.  Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION AND AMENDMENT

8.1              Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

(a)                by mutual written consent of Company and Parent;

(b)               by either Company or Parent, if the Closing shall not have occurred on or before the End Date (provided  that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c)                by either Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)               by Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent, or by its nature or timing cannot be cured within such time period;

(e)                by Parent, if Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement in any respect, which breach would, individually or together with all such other then uncured breaches by Company, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach either is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Company, or by its nature or timing cannot be cured within such time period;

(f)                by Parent, if Company has (i) failed to make the Company Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Parent, (ii) failed to comply with its obligations under the first sentence of Section 6.3(b) or Section 6.8(a) or (iii) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to recommend rejection of within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, fail to recommend rejection of within the ten (10) business day period specified in Rule 14e-2(a) of the Exchange Act), an Alternative Transaction or Acquisition Proposal involving Company; or

(g)               by Parent or Company, if the Requisite Shareholder Approval shall not have been obtained at the Company Shareholders Meeting.

8.2              Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver) and Article IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3              Termination Fee.

(a)                In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of Company, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Company after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Parent or Company pursuant to Section 8.1(b) (if the Requisite Shareholder Approval has not theretofore been obtained) or Section 8.1(g) or (B) by Parent pursuant to Section 8.1(e) and (iii) prior to the date that is twelve (12) months after the date of such termination Company enters into a definitive agreement with respect to or consummates an Alternative Transaction, then Company shall on the date it enters into a definitive agreement pay Parent a fee equal to 20% of the Termination Fee and pay Parent a fee equal to 80% of the Termination Fee upon consummation of such Alternative Transaction (regardless of when such consummation occurs); provided that if an Alternative Transaction is consummated without entering into a definitive agreement, the entire Termination Fee shall be payable upon such consummation; provided, further, that for the purpose of clause (iii) above only, all references in the definition of Alternative Transaction to “more than twenty-five (25) percent” shall instead refer to “more than fifty (50) percent” and all references in the definition of Alternative Transaction to “at least seventy-five (75) percent” shall instead refer to “at least fifty (50) percent”.  “Termination Fee” means $9,900,000 (the “Termination Fee”) and in all cases shall be paid by wire transfer of immediately available funds.

(b)               In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then Company shall pay Parent the Termination Fee by wire transfer of immediately available funds on the date of termination.

(c)                Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

8.4              Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by Parent and Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and Company.

8.5              Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

Article IX
GENERAL PROVISIONS

9.1              No Survival of Representations and Warranties and Agreements.  None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2              Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3              Notices.  All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to Company, to:

Encore Bancshares, Inc.
Nine Greenway Plaza, Suite 1000
Houston, Texas  77046
Attention:  James S. D’Agostino, Jr.

                  Rhonda L. Carroll
Fax:           (713) 267-7789

(b)           if to Parent or Merger Sub, to:

Cadence Bancorp, LLC
2800 Post Oak Boulevard

Suite 3800

Houston, Texas 77056
Attention:  Paul B. Murphy, Jr.

Fax:           (713) 634-4951

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

9.4              Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement.  This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.5              Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or other electronic means such as “.pdf” or “.tiff” files) in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6              Entire Agreement.  This Agreement (including the Disclosure Schedule and the Parent Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7              Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)                This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to any applicable conflicts of law.

(b)               Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Houston, Texas (the “Texas Courts”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Texas Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Texas Courts, (iii) waives any objection that the Texas Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

(c)                Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that:  (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8              Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.9              Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

       “Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011.

“Balance Sheet Date” shall mean December 31, 2011.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Houston, Texas are authorized or obligated pursuant to legal requirements or executive order to be closed.

       “Company Stock Plans” shall mean any employee or director stock plan of the Company

       “Confidentiality Agreement” shall mean that certain letter agreement, dated as of December 13, 2011, by and between Company and Parent (as it may be amended from time to time).

       “Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule.

       “Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

       “Disclosure Schedule” shall mean the disclosure schedule dated as of the date of the Agreement and delivered by Company to Parent concurrent with the execution and delivery of the Agreement.

       “End Date” shall mean the date that is the nine (9) month anniversary of the date hereof.

       “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Knowledge” with respect to Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Parent Disclosure Schedule.

       “Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

       “Material Adverse Effect” shall mean, with respect to Company any event, circumstance, development, change or effect that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, operations, results of operations or financial condition of Company and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Company to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided  that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes after the date of this Agreement in Laws of general applicability to banks or savings associations and their holding companies, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other banks or savings associations and their holding companies, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Parent; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Company and its Subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies.

       “Parent Material Adverse Effect” shall mean, with respect to Parent any event, circumstance, development, change or effect that, individually or in the aggregate, prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Parent to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder.

       “party” or “parties” shall mean Company and Parent.

       “Person” shall mean any individual, Corporate Entity or Governmental Entity.

       “Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

       “Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

9.10          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11          Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENCORE BANCSHARES, INC.

By:   /s/ James D’Agostino, Jr.
Name: James D’Agostino, Jr.
Title:   Chairman and Chief Executive
            Officer

CADENCE BANCORP, LLC

By:   /s/ Paul B. Murphy, Jr.
Name:  Paul B. Murphy, Jr.
Title:     CEO

EMS SUB I, INC.

By:    /s/ John McWhorter
Name: John McWhorter
Title:    President

[Signature Page to Agreement and Plan of Merger]